UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Steel Connect, Inc.

(Name of Registrant as Specified In Its Charter)

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PLEASE VOTE YOUR SHARES TODAY!

Dear Steel Connect Stockholder:

By now you should have received the Steel Connect Proxy Statement, Annual Report and Proxy Card issued in connection with the September 30, 2022 Annual Meeting of Stockholders. At this meeting stockholders are being asked to vote upon, among other items, a proposal (the “Merger Proposal”) to adopt a Plan of Merger between Steel Connect and Steel Partners Holdings L.P. If the merger is approved, unaffiliated Steel Connect Stockholders will receive $1.35 in cash plus one Contingent Value Right (“CVR”) for each outstanding share of Steel Connect Common Stock.

Included with this letter is a Q and A which gives additional information on the proposed transaction and addresses questions that we have received from stockholders.

Your Board of Directors unanimously recommend that stockholders vote “FOR” each of the proposals, including the Merger Proposal, to be voted upon at the Annual Meeting.

A duplicate proxy card is included for your convenience; you may vote in one of the following ways:

By Telephone Call the toll-free telephone number noted on your proxy card by September 29, 2022 at 11:59 PM ET

Over the Internet Visit the website for Internet voting is noted on your proxy card or Internet Notice by September 29, 2022 at 11:59 PM ET

By Mail Simply mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided. Your card must be received by September 30, 2022

The 2022 Proxy Statement and Annual Report are available on www.proxyvote.com or https://ir.steelconnectinc.com/.

Your vote is important regardless of the number of shares you hold. Please take a moment to vote your shares today. If you have any questions or require assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners at 800-322-2885 or 212-929-5500 or via email at proxy@mackenziepartners.com.

We thank you for your attention to this very important matter.

Sincerely,

Warren G. Lichtenstein

Interim Chief Executive Officer and
Executive Chairman of the Board

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 2022
FREQUENTLY ASKED QUESTIONS

Q:	Why is Steel Partners seeking to acquire the shares of Steel Connect common stock that it does not already own? And why now?

A:	Since Steel Partners (or entities it controlled) went public in 2009, it has taken private a number of public companies in which it held equity ownership, including SL Industries Inc., Del Global Technologies Corp, Adaptec (which became Steel Excel Inc.), Handy & Harman Ltd, iGo, Inc., BNS Holding Inc., WebFinancial Holdings Inc. and JPS Industries Inc.

Steel Partners believes, in light of the current risks and uncertainties relating to Steel Connect’s prospects and the market, economic and other risks, that it is in the best interests of both Steel Connect and Steel Partners for Steel Connect to operate as a wholly owned subsidiary of Steel Partners. Steel Partners believes that as a wholly owned subsidiary, Steel Connect will have greater operational and business flexibility, and Steel Connect’s management will have the ability to concentrate more effectively on operational matters and long-term growth.

In addition, by becoming a wholly owned subsidiary of Steel Partners, Steel Connect will be immediately relieved of expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the U.S., including the Exchange Act and Sarbanes-Oxley Act of 2002, which requirements instead will be handled by Steel Partners. Moreover, Steel Partners intends to integrate and rationalize various aspects of the managerial and legal structures of Steel Connect with those of other members of the Steel Partners corporate group, as well as to achieve economies of scale with respect to purchasing and treasury management functions. Finally, as a wholly owned subsidiary of Steel Partners, Steel Connect may be in a position to better utilize its deferred tax assets, which are largely, if not entirely, unavailable to Steel Connect as a stand-alone enterprise, as described in more detail below.

Steel Partners has undertaken to pursue the Merger at this time in order to begin to realize the benefits set forth above as expeditiously as possible, as a large portion of the expenses of Steel Connect operating separately is borne by Steel Partners (in its capacity as the largest stockholder of Steel Connect). In addition, Steel Partners was motivated by the fact that Steel Connect was willing at this time to enter into the Merger Agreement at the per share merger consideration negotiated by the Special Committee.

Please see “Special Factors—The Parent Group Members’ Purposes and Reasons for the Merger” beginning on page 43 of the proxy statement.

Q:	What is the amount of Steel Connect’s U.S. federal net operating loss carryforwards (“NOLs”) and when do they expire?

A:	As of July 31, 2021, Steel Connect had estimated NOLs for U.S. federal income tax purposes of approximately $2.1 billion, approximately 87% of which expire on July 31, 2023. Steel Connect expects to generate an additional $104 million of NOLs during FY 2022.

In addition, Steel Connect has state tax law NOLs; however, Steel Connect management expects to realize little benefit from its state tax law NOLs due to limitations on the ability to use those NOLs.

Q:	What limitations impair Steel Connect’s ability to realize the benefits of the NOLs?

A:	Steel Connect’s past operations generated significant NOLs. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted in response to the COVID-19 pandemic which among, other things, amended the treatment of NOLs.

Under federal tax law, for NOLs arising in tax years beginning before January 1, 2018, a taxpayer generally can use NOLs and certain related tax credits to reduce ordinary income tax paid in the prior two tax years or on future taxable income for up to 20 years, at which point they expire. NOLs and certain related tax credits that are not used in any particular year to offset taxable income may be carried forward for use in future years until they expire.

For NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021, a taxpayer is allowed to carryback such NOLs to each of the five taxable years preceding the taxable year of such losses and generally can use such NOLs and certain related tax credits to reduce ordinary income tax paid on future taxable income indefinitely; however, NOLs arising in tax years beginning after December 31, 2020 cannot be used to reduce ordinary income tax paid in prior tax years but may be carried forward indefinitely (subject to the 80% limitation detailed below).

In addition, the deduction for NOLs arising in tax years beginning after December 31, 2020 is limited to 80% of taxable income for any tax year (computed without regard to the NOL deduction). NOLs arising in tax years beginning before January 1, 2018, are referred to herein as “Current NOLs.”

Steel Connect had net NOL carryforwards for federal income tax purposes of approximately $2.1 billion at July 31, 2021, substantially all of which arose in tax years ending at or before July 31, 2018. We cannot estimate with certainty the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income. Given Steel Connect’s projected financial results, as described on page 49 of the proxy statement, and taking into account numerous limitations under U.S. tax law (including Section 382 discussed below), Steel Connect management and its board of directors believe, based on the advice of the company’s tax advisors, that it is likely the vast majority of its NOLs will expire unused if Steel Connect were to remain a standalone publicly-traded company.

In addition, as discussed further below, Steel Connect’s ability to utilize its NOLs to offset future taxable income may be significantly limited if Steel Connect were to experience an ownership change under U.S. tax law.

Q:	What efforts has Steel Connect undertaken to sell is operating subsidiary, ModusLink Corporation (“ModusLink”)?

A:	Steel Connect has undertaken extensive efforts to sell ModusLink. Commencing in August 2018, Steel Connect engaged a financial advisor to assist in the potential sale of ModusLink, including identifying, evaluating and contacting potential purchasers of ModusLink. As part of that process:

●	the financial advisor contacted approximately 230 potential strategic and financial buyers beginning in January 2019;

●	Steel Connect received seven indications of interest (two from potential strategic buyers and five from potential financial buyers); and

●	in addition to the indications of interest referenced above, a third potential strategic buyer (“Company X”) expressed interest informally in acquiring only a portion of the ModusLink business.

Following further due diligence, the potential strategic buyers (other than Company X) withdrew from the process, and three of the potential financial buyers submitted letters of intent. These letters of intent were based on valuations for ModusLink of up to $20 million, which Steel Connect determined to be insufficient. Steel Connect advised Company X that it was not interested in divesting only a portion of ModusLink at that time.

In late January and early February 2020, Steel Connect instructed the financial advisor to recommence its efforts to market ModusLink. The financial advisor contacted more than 20 potential buyers, including parties that submitted indications of interest in the 2019 process. This effort resulted in no written offers or indications of interest.

Please see “Special Factors—Background of the Merger” beginning on page 17 of the proxy statement for additional information.

Q:	What other proposals did Steel Connect evaluate with respect to ModusLink?

A:	Over the course of 2019, 2020 and 2021, Steel Connect received several inbound inquiries about a potential transaction involving ModusLink. None of these inquiries resulted in formal proposals or progressed beyond preliminary discussions.

In June 2019, Company X submitted a proposal to acquire four of ModusLink’s facilities for $50 million. After performing further due diligence and preliminary negotiations, Company X submitted a revised proposal in July 2019 to acquire seven ModusLink facilities for $50 million. After additional negotiations, Company X submitted a further revised proposal in September 2019 to acquire 13 ModusLink facilities for $50 million, together with the assumption by Company X of 50% of the costs associated with shutting down ModusLink’s Waltham facility. Over the course of the following several months, negotiations continued regarding the purchase price and potential deal structure. The restrictions on travel due to the onset of the COVID-19 pandemic halted the negotiations in March 2020.

In October 2021, Company X contacted Steel Connect to restart discussions regarding a potential transaction involving ModusLink. In November 2021, Company X submitted an indication of interest to Steel Connect, seeking to acquire 100% of ModusLink for a purchase price of $70 million. The indication of interest was unclear, however, as to whether the approximately $20 million of cash and cash equivalents of ModusLink would be treated as excess cash, which potentially would represent an overall implied equity value of $90 million.

In March 2022, Company X provided an updated indication of interest, proposing a purchase price for ModusLink of $80 million (inclusive of cash on the balance sheet). Steel Connect made a counter proposal of $90 million to Company X for the purchase of ModusLink, but Company X ultimately withdrew its updated indication of interest and discussions terminated. Other outreach efforts by Steel Connect during this time had not resulted in any interest on the part of any of the parties contacted. Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the independent financial advisor to the Special Committee, contacted Company X during the go-shop period (discussed below), but Company X indicated that it was not interested in pursuing any transaction with Steel Connect.

Q:	What did Steel Connect do to seek other offers or proposals that constitute or could reasonably be expected to lead to a Takeover Proposal (as defined in the Merger Agreement)?

A:	The “go-shop” period under the Merger Agreement, which permitted Steel Connect to actively solicit and consider alternative acquisition proposals and enter into a superior proposal without being required to pay any termination fee to Steel Partners, expired on July 12, 2022 at 11:59 p.m. During the “go-shop” period, Houlihan Lokey contacted and/or held discussions with 33 third-parties to gauge their interest in pursuing a potential transaction with Steel Connect. Of these 33 parties, 27 formally passed and five parties did not respond to the outreach. One party that had previously expressed interest in ModusLink in 2019 as a part of the sale process for ModusLink, did not formally pass, but indicated that they were unlikely to submit a proposal before the expiry of the go-shop period, and there has been no communication between the Special Committee (or Houlihan Lokey) and that party’s representatives since the go-shop period expired on July 12, 2022.

The results of the go-shop process are consistent with Steel Partners’ and Steel Connect’s belief that Steel Connect’s NOLs have little or no value in a sale of Steel Connect to a third party.

Q:	How much cash does Steel Connect have on hand?

A:	As of August 19, 2022, Steel Connect had cash on hand of approximately $32 million, and ModusLink had cash on hand of approximately $25 million, the majority of which is needed to run the day-to-day business of ModusLink.

Q:	Please explain the ModusLink CVR and the value associated with it.

A:	A contingent value right (CVR) is a right given to stockholders in a merger transaction that entitles them to receive additional consideration after the closing of such merger if certain payment triggers are met. Under the Merger Agreement, in addition to the Per Share Cash Merger Consideration of $1.35, holders of each share of Common Stock outstanding immediately prior to the effective time of the Merger will receive one ModusLink CVR, which represents a non-transferable right to a cash payment equal to such holder’s pro rata share of net proceeds of a ModusLink sale (as defined in the ModusLink CVR Agreement) if ModusLink is sold during the two-year period following the completion of the Merger to the extent such net proceeds exceed $80 million plus certain related costs and expenses, subject to the terms of the ModusLink CVR Agreement.

Please see “Proposal No. 1: The Merger Agreement—Form of Contingent Value Rights Agreement” beginning on page 92 of the proxy statement for additional information.

Q:	What effect will the proposed Merger have on Steel Connect’s outstanding preferred stock that is held by Steel Partners?

A:	Each share of Series C Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will remain issued and outstanding.

At any time after December 15, 2022, each holder of Series C Preferred Stock will have the right to require Steel Connect to redeem all or any portion of its outstanding shares of Series C Preferred Stock in cash at a price per share equal to their liquidation preference as of the redemption date. As of July 31, 2022, there were 35,000 shares of Series C Preferred Stock outstanding, with a liquidation preference of $1,000 per share, for an aggregate liquidation preference of $35.0 million. All such shares of Series C Preferred Stock are held by a subsidiary of Steel Partners.

Q:	What effect will the proposed Merger have on Steel Connect’s outstanding 7.50% convertible senior note due March 1, 2024 (the “SPHG Note”)?

A:	At the effective time of the Merger, the SPHG Note will remain outstanding. On March 1, 2024, Steel Connect will be required to repay the holder the $14.9 million aggregate principal amount outstanding under the SPHG Note.

In addition, the holder of the SPHG Note has the right in connection with certain fundamental changes (as defined in the SPHG Note) to require Steel Connect to repurchase the note for cash at a repurchase price equal to 100% of the principal amount of the SPHG Note, plus accrued and unpaid interest thereon up to, but excluding, the repurchase date.

Q:	What are Steel Connect’s plans if it does not obtain the requisite votes needed to complete the Merger?

A:	If the Merger is not consummated for any reason, Steel Connect’s stockholders will not receive any cash payment for their shares of Common Stock in connection with the Merger or the ModusLink CVR. Instead,

Steel Connect will remain a public company and the shares of Common Stock will continue to be listed and traded on Nasdaq.

Steel Connect may be required to pay the Expense Reimbursement, which is an amount up to a maximum of $1 million, and the Termination Fee equal to $1.5 million, if the Merger Agreement is terminated under certain specified circumstances.

If Steel Partners chooses to exercise its right, exercisable at any time after December 15, 2022, to require Steel Connect to redeem its outstanding shares of Series C Preferred Stock, we do not anticipate that Steel Connect will have sufficient cash to cover its ongoing expenses as a public company, which are estimated at approximately $5.6 million per year. In that case, Steel Connect would need to explore raising additional debt or equity capital and/or cost reductions to preserve liquidity and continue as a going concern. In addition, we expect that Steel Connect will need additional capital to repay the SPHG Note when it matures on March 1, 2024.